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                                                                    EXHIBIT 99.1

(FINANCIAL RELATIONS BOARD LOGO)                       news

AT THE COMPANY                      AT FRB|WEBER SHANDWICK

James W. Christmas                  Marilynn Meek - General Info (212) 445-8451
President and CEO                   Peter Seltzberg - Analyst (212) 445-8457
(713) 877-8006

FOR IMMEDIATE RELEASE:
November 19, 2003

               KCS ENERGY, INC. ANNOUNCES AMENDED CREDIT FACILITY
       AMENDED FACILITY INCREASED TO $100 MILLION WITH SIGNIFICANTLY LOWER
                                BORROWING COSTS

HOUSTON, TX., November 19, 2003 -- KCS Energy, Inc. (NYSE: KCS) today announced that it has amended and restated the Company's existing credit facility with a group of commercial bank lenders. The amended facility provides up to $100 million of revolving credit capacity and matures on November 18, 2006, provided that the maturity date will be October 17, 2005 if the Company's 8 7/8% Senior Subordinated Notes are not refinanced or repaid by October 14, 2005. At the Company's option and based on utilization, borrowings under the facility bear an interest rate of LIBOR plus 2.25% to 3.0%, or prime plus 0.5% to 1.25%.

Commenting on the credit facility, James W. Christmas, Chairman and Chief Executive Officer said, "We are most pleased that KCS' growing oil and gas reserves and improved financial condition have enabled us to amend our credit facility to increase borrowing capacity and significantly reduce interest and fees over the next several years."

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities in Exchange Commission.


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